UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF l934

GeoBio Energy, Inc.

(Exact name of Registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

19125 Northcreek Parkway, Suite 120

Bothell, WA 98011

(Address of principal executive offices)

Registrant’s telephone number, including area code: (425) 402-3699

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	None (OTCBB)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-67174

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A of GeoBio Energy, Inc. (the “Company”)relates back to the Company’s Form SB-2 filed August 9, 2001 (File No. 333-67174). The authorized capital stock currently subject to this Form 8-A consists of 1,000,000,000 shares of common stock, $0.001 par value (the “Common Stock”). All shares have equal voting rights and are not assessable. Voting rights are not cumulative.

Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares.

Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the Over-the-Counter Bulletin Board or any other exchange, and the securities are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 16, 2012		GEOBIO ENERGY, INC.

	By:	/s/ Laurence Shelver
Laurence Shelver
Chief Executive Officer